UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023

NuStar Energy L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
19003 IH-10 West San Antonio, Texas	78257
(Address of principal executive offices)	(Zip Code)
(210) 918-2000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units	NS	New York Stock Exchange
8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprA	New York Stock Exchange
7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprB	New York Stock Exchange
9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01
Entry into a Material Definitive Agreement.

On August 8, 2023, NuStar Energy L.P. (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and Citigroup Global Markets Inc. as lead book-running managers and representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Underwriters agreed to sell to the public 13,000,000 common units representing limited partner interests in the Partnership (the “Firm Units”) at a price to the Partnership of $14.905 per Unit (the “Offering”). Pursuant to the Underwriting Agreement, the Partnership granted the Underwriters a 30-day option to purchase up to an additional 1,950,000 common units (the “Option Units,” and together with the Firm Units, the “Units”) on the same terms, which option was exercised in full on August 9, 2023. The aggregate net proceeds to the Partnership for the Units, after underwriting fees and commissions and before expenses, is approximately $222.8 million.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The closing of the issuance and sale of the Units occurred on August 11, 2023. The Offering has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an automatically effective registration statement on Form S-3 (Registration No. 333-264947) of the Partnership (the “Registration Statement”), dated May 13, 2022, and the prospectus supplement dated August 8, 2023, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act. Certain legal opinions related to the Registration Statement are filed herewith as Exhibits 5.1 and 8.1.

The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Units are subject to approval of certain legal matters by counsel to the Underwriters and other customary conditions. The Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Net proceeds from the Offering are intended to be used by the Partnership to redeem outstanding Series D Cumulative Convertible Preferred Units and to pay related fees and expenses. Pending such use, the Partnership intends to repay outstanding borrowings under its revolving credit agreement.

Certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with the Partnership in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

Item 9.01
Financial Statements and Exhibits

(d)
Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 8, 2023, among NuStar Energy L.P., Riverwalk Logistics, L.P., NuStar GP, LLC and the several underwriters named on Schedule I thereto
5.1	Opinion of Sidley Austin LLP
8.1	Opinion of Sidley Austin LLP relating to tax matters
23.1	Consents of Sidley Austin LLP (included in Exhibits 5.1 and 8.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NuStar Energy L.P.
		By:	Riverwalk Logistics, L.P. its general partner
		By:	NuStar GP, LLC its general partner
Date:	August 11, 2023	By:	/s/ Steve Gilbert
Steve Gilbert Vice President, Assistant General Counsel and Corporate Secretary